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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Cooperative Bankshares, Inc. on Form S-8 for the Cooperative Bank for Savings, Inc., SSB Employee Stock Ownership-401k Savings Plan of our report dated January 26, 1996, on our audits of the consolidated financial statements of Cooperative Bankshares, Inc. as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and the nine months ended December 31, 1994, appearing in the 1995 Annual Report on Form 10-K of Cooperative Bankshares, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934. We also consent to the reference to our Firm under the caption "Experts."



COOPERS & LYBRAND L.L.P.



Raleigh, North Carolina
February 21, 1997